Exhibit 99.1

Warrior Met Coal Reports Fourth Quarter and Full-Year 2019 Results

Fourth quarter results consistent with expectations; exceeds guidance targets for 2019
Achieved record annual sales volume of 8.0 million short tons
Recorded best-ever annual production volume of 8.5 million short tons
Returned $253.0 million to stockholders through dividends and stock repurchases in 2019
Announces commencement of development of world class Blue Creek project

BROOKWOOD, AL - February 19, 2020 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the fourth quarter and full-year 2019 and the commencement of the development of its world class Blue Creek project. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported fourth quarter 2019 net income of $20.8 million, or $0.41 per diluted share, compared to net income of $374.2 million, or $7.11 per diluted share, in the fourth quarter of 2018. Adjusted net income per share for the fourth quarter of 2019 was $0.23 per diluted share compared to $2.38 per diluted share in the fourth quarter of 2018. The Company reported Adjusted EBITDA of $39.0 million in the fourth quarter of 2019, compared to Adjusted EBITDA of $161.6 million in the fourth quarter of 2018.

“We met or exceeded all guidance metrics and performed well operationally in the fourth quarter, in line with our expectations for a declining price environment,” commented Walt Scheller, CEO of Warrior. “Moreover, we are taking advantage of this pullback in pricing by focusing on investing in our operations through strategic capital expenditures that improve our efficiency and position us to outperform the market when prices improve. We know our greatest assets are our large scale and low cost operations, our premium and highly desirable coals, our variable cost structure, our balance sheet flexibility, and we will continue to leverage these strengths.”

Warrior reported full year 2019 net income of $301.7 million and adjusted net income of $284.0 million, or net income of $5.86 per diluted share and adjusted net income of $5.52 per diluted share, compared to net income of $696.8 million and adjusted net income of $459.0 million, or net income of $13.17 per diluted share and adjusted net income of $8.67 per diluted share, in 2018. The Company reported Adjusted EBITDA of $478.7 million for the full year 2019 compared to $601.0 million in 2018.

The Company also announced the commencement of the development of its Blue Creek mine, a strategic growth project that it expects will deliver significant future returns to shareholders. “We expect Blue Creek to significantly enhance Warrior’s already existing world class hard coking coal portfolio of assets and to continue to demonstrate our highly focused business strategy as a premium pure-play met coal producer,” Scheller said. Warrior has issued a separate news release and presentation providing more detail on the development of its world class Blue Creek growth project, both of which can be found on its website at www.warriormetcoal.com.

Operating Results
The Company produced 1.8 million short tons of met coal in the fourth quarter of 2019 compared to 1.9 million short tons in the fourth quarter of 2018. For the full year of 2019, the Company produced a record 8.5 million short tons, or a 9.5% increase over 2018, which exceeded its guidance and expectations. This record achievement was even more notable because of a record low safety incident rate at the mines in 2019. Sales volume in the fourth quarter of 2019 was 1.7 million short tons compared to 2.0 million short tons in the fourth quarter of 2018. Sales volumes for the full year 2019 reached a new record high for the Company of 8.0 million short tons and was 4.5% higher than 2018. Inventory levels rose to 749 thousand short tons at the end of December 31, 2019 from the end of the third quarter of 2019.

Additional Financial Results
Total revenues were $204.9 million for the fourth quarter of 2019, including $198.0 million in mining revenues, which consisted of met coal sales of 1.7 million short tons at an average net selling price of $119.67 per short ton, net of demurrage and other charges. This compares to total revenues of $360.4 million in the fourth quarter of 2018. During the quarter, global met coal markets continued to weaken in response to slowing steel demand and other macroeconomic issues in the global economy, which contributed to a three-year low in met coal prices. The average net selling price of the Company's met coal declined from $177.50 per short ton in the fourth quarter of 2018 to $119.67 per short ton in the fourth quarter of 2019. Despite a pullback in met coal prices, the Company sold its met coal at 97% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the "Platts Index”) price.

Cash cost of sales (including mining, transportation and royalty costs) for the fourth quarter of 2019 were $141.9 million, or 71.7% of mining revenues, compared to $182.6 million, or 52.2% of mining revenues in the same period of 2018. Cash cost of sales (free-on-board port) per short ton decreased to $85.74 in the fourth quarter of 2019 from $92.64 in the fourth quarter of 2018, reflecting Warrior's low and variable cost structure and focus on cost control during periods of depressed met coal prices. The full year cash cost of sales per short ton was $89.95, a three year record low.

Selling, general and administrative expenses for the fourth quarter of 2019 were $8.0 million, or 3.9% of total revenues. Depreciation and depletion costs for the fourth quarter of 2019 were $23.7 million, or 11.6% of total revenues. Warrior incurred interest expense, net of $6.5 million during the fourth quarter of 2019.

Income tax benefit was $3.2 million in the fourth quarter of 2019 and represents the recognition of $6.7 million additional alternative minimum tax credits, general business credits and net operating losses (“NOLs”) available to the Company in connection with a settlement agreement between Walter Energy, Inc. and the Internal Revenue Service. The Company did not have income tax expense in the fourth quarter of 2018 and reversed the full valuation allowance previously recorded against its deferred income tax assets. The Company expects to continue to utilize its NOLs and pay no cash taxes for the next several years, contingent upon met coal pricing and overall company performance.

Cash Flow and Liquidity
The Company generated positive cash flows from operating activities in the fourth quarter of 2019 of $24.5 million, despite a low met coal pricing environment, compared to $130.8 million in the fourth quarter of 2018. Capital expenditures and mine development costs for the fourth quarter of 2019 were $33.9 million. Free cash flow was negatively impacted during the quarter by the change in net working capital. Cash flows used in financing activities for the fourth quarter of 2019 were $6.8 million, primarily due to principal repayments of capital lease obligations of $4.2 million, and the payment of dividends of $2.6 million. The Company generated $532.8 million of cash flows from operating activities for the full year 2019 compared to $559.4 million in 2018. Capital expenditures and mine development costs for the full year 2019 were $130.7 million. Cash flows used in financing activities for the full year 2019 were $411.6 million primarily due to the payment of dividends of $240.4 million and the retirement of debt of $140.3 million.

Net working capital, excluding cash, for the fourth quarter of 2019 increased by $26.6 million from the third quarter of 2019, primarily reflecting an increase in inventory due to lower sales volume and a decrease in accrued expenses and accounts payable primarily due to lower interest payments on the Senior Secured Notes. Net working capital, excluding cash, for the full year 2019 decreased by $30.2 million from the prior year, primarily reflecting a decrease in trade accounts receivable and increase in inventories due to lower sales volume in the fourth quarter of 2019.

The Company’s available liquidity as of December 31, 2019 was $309.5 million, consisting of cash and cash equivalents of $193.4 million and available liquidity under its Amended and Restated Asset-Based Revolving Credit Agreement (the "ABL Facility") of $116.1 million, net of outstanding letters of credit of $8.9 million.

Capital Allocation
During 2019, the Company capitalized on the strength of global HCC markets and customer demand by generating $402.1 million of free cash flow. The Company further strengthened its already strong balance sheet by reducing its debt by $140.3 million. It also distributed capital returns of $253.0 million to stockholders through dividends and stock repurchases. In addition, the Company announced an additional stock repurchase program of $70.0 million after it fully exhausted its previous stock repurchase program of $40.0 million.

On February 14, 2020, the board of directors declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on March 2, 2020 to stockholders of record as of the close of business on February 25, 2020.

Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the board of directors and subject to consideration of several factors including business and market conditions, future financial performance and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.

Company Outlook
The Company's outlook for 2020 is subject to many risks that may impact performance, such as market conditions in the steel and met coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. The Company's guidance for the full year 2020 is outlined below.

Coal sales	7.3 - 7.8 million short tons
Coal production	7.0 - 7.5 million short tons
Cash cost of sales (free-on-board port)	$88 - $93 per short ton
Capital expenditures	$125 - $145 million
Mine development costs	$10 - $14 million
Selling, general and administrative expenses	$32 - $36 million
Interest expense, net	$25 - $27 million
Noncash deferred income tax expense	18% - 20%
Cash tax rate	0%

Key factors that may affect outlook include:

•	Four planned longwall moves (1 per quarter)

•	HCC index pricing

•	Exclusion of other non-recurring costs

The Company’s guidance for its capital expenditures consists of sustaining capital spending of approximately $75 - $85 million, including regulatory and gas requirements, and discretionary capital spending of $50 - $60 million for various operational improvements, 4 North portal construction and the development of the Blue Creek project for which the Company has budgeted $25.0 million for 2020.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Environmental, Social and Governance Sustainability
The Company recently announced the release of its inaugural corporate environmental, social and governance sustainability report, which is located at www.warriormetcoal.com. The report was prepared in accordance with the Global Reporting Initiative (GRI) standards core option. The Company is committed to transparency and open conversations surrounding environmental, social and governance topics. Although Warrior's underground metallurgical (met) coal operations have a minimal environment impact compared to surface-mined thermal coal, the Company strives to be an environmental steward by focusing on preservation of the environment, monitoring energy use, reducing greenhouse gas (GHG) emissions and effective land reclamation.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2019 results today, February 19, 2020, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET February 19, 2020 until 6:30 p.m. ET on February 28, 2020. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10137511.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly-efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek, Alabama, coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2020 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures, future effective income tax rates and payment of cash taxes, if any or the Company's purchases of shares of its common stock pursuant to the stock repurchase program or otherwise. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or the timing and amount of any stock repurchases the Company makes under its stock repurchase program; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2019 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
Jason Houston, 205-554-6228
jason.houston@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Revenues:
Sales	$198,048	$349,851	$1,235,998	$1,342,683
Other revenues	6,853	10,509	32,311	35,324
Total revenues	204,901	360,360	1,268,309	1,378,007
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	142,707	180,238	720,745	716,645
Cost of other revenues (exclusive of items shown separately below)	6,481	(11,654)	29,828	10,172
Depreciation and depletion	23,678	25,459	97,330	97,209
Selling, general and administrative	7,964	7,570	37,014	36,626
Transaction and other expenses	—	1,529	—	9,068
Total costs and expenses	180,830	203,142	884,917	869,720
Operating income	24,071	157,218	383,392	508,287
Interest expense, net	(6,542)	(8,842)	(29,335)	(37,314)
Loss on early extinguishment of debt	—	—	(9,756)	—
Other income	—	—	22,815	—
Income before income tax expense (benefit)	17,529	148,376	367,116	470,973
Income tax expense (benefit)	(3,222)	(225,814)	65,417	(225,814)
Net income	$20,751	$374,190	$301,699	$696,787
Basic and diluted net income per share:
Net income per share—basic	$0.41	$7.13	$5.87	$13.19
Net income per share—diluted	$0.41	$7.11	$5.86	$13.17
Weighted average number of shares outstanding—basic	51,051	52,504	51,363	52,812
Weighted average number of shares outstanding—diluted	51,201	52,643	51,493	52,918
Dividends per share:	$0.05	$0.05	$4.61	$6.73

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended December 31,		For the year ended December 31,
(short tons in thousands)(1)	2019	2018	2019	2018
Tons sold	1,655	1,971	7,980	7,640
Tons produced	1,813	1,889	8,470	7,735
Gross price realization (2)	97%	93%	98%	97%
Average net selling price	$119.67	$177.50	$154.89	$175.74
Cash cost of sales (free on board port) per short ton (3)	$85.74	$92.64	$89.95	$93.76
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and twelve months ended December 31, 2019 and 2018, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Cost of sales	$142,707	$180,238	$720,745	$716,645
Asset retirement obligation	(399)	2,555	(1,519)	875
Stock compensation expense	(405)	(202)	(1,405)	(1,214)
Cash cost of sales (free-on-board port)(3)	$141,903	$182,591	$717,821	$716,306

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended December 31,		For the year ended December 31,
(in thousands)	2019	2018	2019	2018
Net income	$20,751	$374,190	$301,699	$696,787
Interest expense, net	6,542	8,842	29,335	37,314
Income tax expense (benefit)	(3,222)	(225,814)	65,417	(225,814)
Depreciation and depletion	23,678	25,459	97,330	97,209
Asset retirement obligation accretion and valuation adjustment	(10,327)	(23,407)	(7,891)	(19,942)
Stock compensation expense	1,602	807	5,820	6,405
Transaction and other expenses	—	1,529	—	9,068
Loss on early extinguishment of debt	—	—	9,756	—
Other income	—	—	(22,815)	—
Adjusted EBITDA (4)	$39,024	$161,606	$478,651	$601,027
Adjusted EBITDA margin (5)	19.0%	44.8%	37.7%	43.6%
(4)  Adjusted EBITDA is defined as net income before net interest expense (benefit), income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustment, non-cash stock compensation expense, transaction and other expenses, loss on early extinguishment of debt and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Net income	$20,751	$374,190	$301,699	$696,787
Incremental stock compensation expense	—	—	—	3,570
Transaction and other expenses, net of tax	—	1,529	—	9,068
Income tax valuation allowance release	—	(225,814)	—	(225,814)
Asset retirement obligation valuation adjustment, net of tax	(9,089)	(24,562)	(9,089)	(24,562)
Loss on early extinguishment of debt, net of tax	—	—	9,756	—
Other income, net of tax	—	—	(18,331)	—
Adjusted net income(6)	$11,662	$125,343	$284,035	$459,049

Weighted average number of basic shares outstanding	51,051	52,504	51,363	52,812
Weighted average number of diluted shares outstanding	51,201	52,643	51,493	52,918

Adjusted basic net income per share:	$0.23	$2.39	$5.53	$8.69
Adjusted diluted net income per share:	$0.23	$2.38	$5.52	$8.67
(6)    Adjusted net income is defined as net income net of incremental stock compensation expense, transaction and other expenses, asset retirement obligation valuation adjustment, loss on early extinguishment of debt, other income, net of tax (based on each respective period's effective tax rate) and income tax valuation release. Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
OPERATING ACTIVITIES:
Net income	$20,751	$374,190	$301,699	$696,787
Non-cash adjustments to reconcile net income to net cash provided by operating activities	15,220	(219,750)	174,859	(136,880)
Changes in operating assets and liabilities:
Trade accounts receivable	9,774	(24,649)	38,928	(20,653)
Income tax receivable	375	5,514	21,795	5,514
Inventories	(10,203)	9,255	(30,491)	(1,812)
Prepaid expenses and other receivables	(3,216)	832	3,864	5,316
Accounts payable	(5,340)	(6,566)	13,409	5,060
Accrued expenses and other current liabilities	(17,962)	(5,350)	(17,317)	13,835
Other	15,150	(2,679)	26,068	(7,771)
Net cash provided by operating activities	24,549	130,797	532,814	559,396
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, and other	(28,912)	(23,050)	(107,278)	(98,692)
Mine development costs	(4,994)	(5,355)	(23,392)	(8,937)
Proceeds from sale of property, plant and equipment	3	—	3,127	—
Other	—	—	(6,670)	—
Net cash used in investing activities	(33,903)	(28,405)	(134,213)	(107,629)
FINANCING ACTIVITIES:
Net cash used in financing activities	(6,766)	(26,969)	(411,623)	(281,626)
Net increase (decrease) in cash and cash equivalents and restricted cash	(16,120)	75,423	(13,022)	170,141
Cash and cash equivalents and restricted cash at beginning of period	209,503	130,982	206,405	36,264
Cash and cash equivalents and restricted cash at end of period	$193,383	$206,405	$193,383	$206,405

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$24,549	$130,797	$532,814	$559,396
Purchases of property, plant and equipment and mine development costs	(33,906)	(25,623)	(130,670)	(101,620)
Free cash flow (7)	$(9,357)	$105,174	$402,144	$457,776
Free cash flow conversion (8)	(24.0)%	65.1%	84.0%	76.2%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	December 31, 2019 (Unaudited)	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$193,383	$205,577
Short-term investments	14,675	17,501
Trade accounts receivable	99,471	138,399
Income tax receivable	12,925	21,607
Inventories, net	97,901	56,719
Prepaid expenses and other receivables	25,691	29,366
Total current assets	444,046	469,169
Mineral interests, net	110,130	120,427
Property, plant and equipment, net	606,200	540,315
Deferred income taxes	154,297	222,780
Non-current income tax receivable	11,349	21,310
Other long-term assets	18,242	21,039
Total assets	$1,344,264	$1,395,040
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,436	$33,588
Accrued expenses	65,755	82,342
Short term financing lease liabilities	10,146	—
Other current liabilities	6,615	7,742
Current portion of long-term debt	—	760
Total current liabilities	128,952	124,432
Long-term debt	339,189	468,231
Asset retirement obligations	53,583	59,049
Long term financing lease liabilities	25,528	—
Other long-term liabilities	31,430	30,716
Total liabilities	578,682	682,428
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 53,293,449 issued and 51,071,608 outstanding as of December 31, 2019 and 53,256,098 issued and 51,622,898 outstanding as of December 31, 2018)	533	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 and 1,633,200 shares as of December 31, 2019 and December 31, 2018)	(50,576)	(38,030)
Additional paid in capital	243,932	239,827
Retained earnings	571,693	510,282
Total stockholders’ equity	765,582	712,612
Total liabilities and stockholders’ equity	$1,344,264	$1,395,040